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EXHIBIT 99.1

July 26, 2001

Dow Reports Second Quarter Earnings of
$0.33 Per Share, Excluding Unusual Items

Second Quarter of 2001 Highlights

  •
  Sales were $7.3 billion, down 3 percent from last year's record, reflecting flat volume and lower price.

  •
  Excluding unusual items, earnings per share were $0.33 and EBIT was $582 million, a decline from a year ago but higher than the first quarter of 2001.

  •
  Results were negatively affected by $425 million from the combined impact of a rise in energy and feedstock costs and a decline in price compared with a year ago.

	3 Months Ended June 30		6 Months Ended June 30
(In millions, except for per share amounts)
	2001	2000	2001	2000
Net Sales	$7,344	$7,586	$14,730	$14,855
Earnings Before Interest, Income Taxes and Minority Interests (EBIT)	558	1,129	(324)	2,031
Earnings Per Common Share	$0.31	$0.72	$(0.45)	$1.29
Excluding Unusual Items
EBIT	582	1,129	818	2,031
Earnings Per Common Share	$0.33	$0.72	$0.37	$1.29

Review of Second Quarter Results

    The Dow Chemical Company today reported second quarter sales of $7.3 billion, down 3 percent from last year's record level. Excluding unusual items, earnings before interest, income taxes and minority interests (EBIT) were $582 million, net income was $297 million and earnings per share were $0.33.

    Dow's earnings were impacted by a charge of $24 million (pretax), or $0.02 per share, for merger-related expenses and restructuring.

    Earnings declined from a year ago, reflecting difficult industry conditions. Results were negatively affected by $425 million due to the combined impact of lower pricing and higher energy and feedstock costs. Compared with underlying earnings in the first quarter of 2001, however, results improved substantially.

    "In the current challenging economic and industry environment, Dow delivered a relatively solid performance," said J. Pedro Reinhard, executive vice president and chief financial officer. "We continue to manage those factors that are within our control to ensure we remain competitively advantaged and well-poised for value growth when conditions improve. A key part of this drive to higher productivity and quality is the use of Six Sigma methodology. Dow has some 1,800 projects underway, which are focused on both productivity enhancements and revenue growth."

    Reinhard noted that Dow is making excellent progress in realizing cost synergies from its merger with Union Carbide, which was completed on February 6. He said the company is on track to achieve its previously announced target of $1.1 billion in annual cost reductions from the merger by the end of the first quarter of 2003.

    Sales for the quarter declined from the same period a year ago, due to a 3 percent decrease in price. Overall volume was flat, with Europe and Latin America posting solid gains that offset declines in North America and the Pacific. Excluding the impact of acquisitions and divestitures, volume was down marginally—by less than 2 percent.

    In the Performance Plastics segment, EBIT decreased from a year ago as both volume and price declined, and market conditions precluded recovery of the higher energy and feedstock costs. Although the North American housing industry was relatively strong, other major sectors, such as automotive and electronics, remained weak in the quarter.

    In the Performance Chemicals segment, EBIT declined as a modest rise in price was more than offset by lower volume and higher energy and feedstock costs. The segment showed marked improvement in profitability from first quarter 2001.

    The Agricultural Products segment recorded double-digit gains in sales and EBIT, compared with the same quarter last year, despite continuing soft market conditions. The segment recorded strong volume improvement, which included growth from acquisitions. Reflecting the strength of internal development efforts, sales from new products rose more than 30 percent.

    In the basics segments, Chemicals recorded lower volume and price, while the Plastics segment achieved solid volume gains that were more than offset by price declines. EBIT declined substantially in both segments, compared with the same quarter a year ago, due to weak supply/demand conditions coupled with higher energy and feedstock costs.

    Commenting on the outlook for the remainder of the year, Reinhard said, "Although overall economic growth prospects remain fragile, we are encouraged that energy and feedstock costs are continuing to decline from first quarter levels." He noted that economic conditions in North America may have stabilized—though there are few signs of improvement near term—while further weakness is expected in other parts of the world. "Also during the second half, we will see the normal seasonal slowdown in our Agricultural Products segment," he said.

    "We continue to focus on productivity improvements, and we will realize substantial cost synergies—at an increasing pace—from the various acquisitions we have made in the past year," Reinhard said. "These structural cost savings will position Dow positively for the long term."

    Dow estimates earnings will be between $0.25 and $0.35 per share for the third quarter.

    The company will host a live audio Webcast of its earnings conference call with investors to discuss its results and business outlook at 10 a.m. EDT today on www.dow.com.

    Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of approximately $30 billion, Dow serves customers in more than 170 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 50,000 employees seek to balance economic, environmental and social responsibilities.

    Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the company's expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

#      #      #

THE DOW CHEMICAL COMPANY — 2Q01 EARNINGS
FINANCIAL STATEMENTS (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions except for per share amounts (Unaudited)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
Net Sales	$7,344	$7,586	$14,730	$14,855
Cost of sales	6,137	5,968	12,593	11,810
Research and development expenses	271	277	543	547
Selling, general and administrative expenses	456	431	908	905
Amortization of intangibles	35	32	68	73
Merger-related expenses and restructuring (Note B)	24	—	1,408	—
Insurance and finance company operations, pretax income	14	14	25	43
Equity in earnings of nonconsolidated affiliates	38	130	73	260
Sundry income — net	85	107	368	208

Earnings (Loss) before Interest, Income Taxes and Minority Interests	558	1,129	(324)	2,031

Interest income	16	29	40	74
Interest expense and amortization of debt discount	179	169	361	324

Income (Loss) before Income Taxes and Minority Interests	395	989	(645)	1,781

Provision for income taxes	120	311	(220)	573
Minority interests' share in income	(5)	21	12	39

Income (Loss) before Cumulative Effect of Change in Accounting Principle	280	657	(437)	1,169

Cumulative effect of change in accounting principle (Note C)	—	—	32	—

Net Income (Loss) Available for Common Stockholders	$280	$657	$(405)	$1,169

Share Data
Earnings (Loss) before cumulative effect of change in accounting principle per common share — basic	$0.31	$0.73	$(0.49)	$1.31
Earnings (Loss) per common share — basic	$0.31	$0.73	$(0.45)	$1.31
Earnings (Loss) before cumulative effect of change in accounting principle per common share — diluted	$0.31	$0.72	$(0.49)	$1.29
Earnings (Loss) per common share — diluted	$0.31	$0.72	$(0.45)	$1.29
Common stock dividends declared per share of Dow common stock	$0.335	$0.29	$0.625	$0.58
Weighted-average common shares outstanding — basic	900.9	894.5	899.5	892.0
Weighted-average common shares outstanding — diluted	912.7	906.1	899.5	905.0

Depreciation	$384	$389	$772	$757

Capital Expenditures	$376	$471	$649	$910

Notes to Financial Statements:

Note A:
On February 6, 2001, a wholly owned subsidiary of The Dow Chemical Company ("Dow" or "Company") merged with Union Carbide Corporation ("Union Carbide") and, as a result, Union Carbide became a wholly owned subsidiary of the Company. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been prepared to give retroactive effect to the merger and include the combined accounts of Dow and Union Carbide for all periods presented.

The unaudited interim financial statements reflect all adjustments (consisting of normal recurring accruals) which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. Certain reclassifications of prior year amounts have been made to conform to current year presentation. These statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto included in a Form 8-K filed by the Company on April 4, 2001 for the year ended December 31, 2000.
Note B:
In the first half of 2001, pretax costs of $1,408 million were recorded for merger-related expenses and restructuring. These costs included transaction costs, employee severance, and the write-down of duplicate assets and facilities.
Note C:
On January 1, 2001, the Company recorded a cumulative transition adjustment gain of $32 million (net of related income tax of $19 million), upon adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities."

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	June 30, 2001	Dec. 31, 2000
Assets
Current Assets
Cash and cash equivalents	$203	$278
Marketable securities and interest-bearing deposits	100	163
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables — 2001: $119; 2000: $103)	3,825	3,655
Other	2,580	2,764
Inventories:
Finished and work in process	3,763	3,396
Materials and supplies	813	817
Deferred income tax assets — current	675	250

Total current assets	11,959	11,323

Investments
Investment in nonconsolidated affiliates	1,903	2,096
Other investments	1,755	2,528
Noncurrent receivables	647	674

Total investments	4,305	5,298

Property
Property	35,101	34,852
Less accumulated depreciation	21,634	21,141

Net property	13,467	13,711

Other Assets
Goodwill (net of accumulated amortization — 2001: $498; 2000: $459)	3,363	1,928
Deferred income tax assets — noncurrent	2,015	1,968
Deferred charges and other assets	1,838	1,763

Total other assets	7,216	5,659

Total Assets	$36,947	$35,991

Liabilities and Stockholders' Equity
Current Liabilities
Notes payable	$3,700	$2,519
Long-term debt due within one year	38	318
Accounts payable:
Trade	2,487	2,975
Other	1,016	1,594
Income taxes payable	192	258
Deferred income tax liabilities — current	210	35
Dividends payable	323	217
Accrued and other current liabilities	2,186	2,257

Total current liabilities	10,152	10,173

Long-Term Debt	8,379	6,613

Other Noncurrent Liabilities
Deferred income tax liabilities — noncurrent	1,358	1,165
Pension and other postretirement benefits — noncurrent	2,400	2,238
Other noncurrent obligations	3,177	3,012

Total other noncurrent liabilities	6,935	6,415

Minority Interest in Subsidiaries	393	450

Preferred Securities of Subsidiary	500	500

Stockholders' Equity
Common stock	2,453	2,453
Additional paid-in capital	45	—
Unearned ESOP shares	(103)	(103)
Retained earnings	11,707	12,675
Accumulated other comprehensive loss	(990)	(560)
Treasury stock at cost	(2,524)	(2,625)

Net stockholders' equity	10,588	11,840

Total Liabilities and Stockholders' Equity	$36,947	$35,991

See Notes to Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments and Geographic Areas

	Three Months Ended		Six Months Ended
In millions (Unaudited)	June 30, 2001	June 30, 2000	June 30, 2001	June 30, 2000
Operating segment sales
Performance Plastics	$1,864	$1,941	$3,785	$3,768
Performance Chemicals	1,240	1,373	2,550	2,711
Agricultural Products	809	694	1,414	1,327
Plastics	1,697	1,761	3,466	3,540
Chemicals	945	1,079	1,941	2,117
Hydrocarbons and Energy	718	638	1,427	1,209
Unallocated and Other	71	100	147	183

Total	$7,344	$7,586	$14,730	$14,855

Operating segment EBIT
Performance Plastics	$140	$274	$357	$590
Performance Chemicals	158	182	258	334
Agricultural Products	176	158	219	248
Plastics	42	321	75	581
Chemicals	45	180	38	323
Hydrocarbons and Energy	(14)	2	(3)	20
Unallocated and Other	11	12	(1,268)	(65)

Total	$558	$1,129	$(324)	$2,031

Geographic area sales
United States	$3,203	$3,394	$6,408	$6,531
Europe	2,265	2,189	4,635	4,453
Rest of World	1,876	2,003	3,687	3,871

Total	$7,344	$7,586	$14,730	$14,855

The Dow Chemical Company and Subsidiaries
Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended June 30, 2001			Six Months Ended June 30, 2001
Percentage change from prior year
	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	(2)%	(2)%	(4)%	—	—	—
Performance Chemicals	(12)%	2%	(10)%	(8)%	2%	(6)%
Agricultural Products	21%	(4)%	17%	12%	(5)%	7%
Plastics	7%	(11)%	(4)%	5%	(7)%	(2)%
Chemicals	(9)%	(3)%	(12)%	(8)%	—	(8)%
Hydrocarbons and Energy	13%	—	13%	12%	6%	18%

Total	—	(3)%	(3)%	—	(1)%	(1)%

Geographic areas
United States	(4)%	(2)%	(6)%	(3)%	1%	(2)%
Europe	9%	(6)%	3%	8%	(4)%	4%
Rest of World	(3)%	(3)%	(6)%	(3)%	(2)%	(5)%

Total	—	(3)%	(3)%	—	(1)%	(1)%

End of Dow Chemical 2Q01 Earnings Release

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Dow Reports Second Quarter Earnings of $0.33 Per Share, Excluding Unusual Items
The Dow Chemical Company and Subsidiaries Consolidated Statements of Income
The Dow Chemical Company and Subsidiaries Consolidated Balance Sheets
The Dow Chemical Company and Subsidiaries Operating Segments and Geographic Areas
The Dow Chemical Company and Subsidiaries Sales Volume and Price by Operating Segment and Geographic Area